Exhibit 5.2

SMITH, ANDERSON, BLOUNT,

DORSETT, MITCHELL & JERNIGAN, L.L.P.

LAWYERS

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	May 17, 2021	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Rayonier Inc.

1 Rayonier Way

Wildlight, FL 32097

Re:	Rayonier Inc.

2.750% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as North Carolina counsel to Rayonier Inc., a North Carolina corporation (the “Company”), which is the sole general partner of Rayonier, L.P., a Delaware limited partnership (the “Issuer”), in connection with the issuance and sale by the Issuer of an aggregate principal amount of $450,000,000 of the Issuer’s 2.750% Senior Notes due 2031 (the “Securities”), pursuant to (i) the automatic shelf registration statement on Form S-3 (File No. 333-248702) (the “Registration Statement”), filed by the Company on September 10, 2020, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the related prospectus therein (the “Base Prospectus”), (ii) a preliminary prospectus supplement dated May 12, 2021, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, and (iii) a prospectus supplement dated May 12, 2021, filed with the Commission pursuant to Rule 424(b) (together with the Base Prospectus, the “Prospectus”). The Securities are being sold to the several underwriters listed in Schedule 1 to the Underwriting Agreement (as defined below) (collectively, the “Underwriters) pursuant to that certain Underwriting Agreement dated as of May 12, 2021, by and among the Issuer, the Company, Rayonier TRS Holdings Inc., a Delaware corporation, Rayonier Operating Company LLC, a Delaware limited liability company, and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, acting as representatives of the Underwriters (the “Underwriting Agreement”). We understand that the Securities will be issued by the Issuer pursuant to and subject to the terms of an Indenture dated as of September 9, 2020 (the “Base Indenture”), among the Issuer, the Company, as guarantor, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a First Supplemental Indenture dated as of May 17, 2021 (the “Supplemental Indenture”, and the Base Indenture, as so supplemented, the “Indenture”), and the Securities will be guaranteed on a senior basis by, among others, the Company pursuant to and subject to the terms of the Indenture (the “Guarantee”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

Rayonier Inc.

May 17, 2021

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, Indenture, the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company, resolutions adopted by the board of directors of the Company and such other documents and matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein. In rendering our opinion in paragraph 1 below, we have relied solely upon a Certificate of Existence regarding the Company issued by the Secretary of State of the State of North Carolina dated May 17, 2021.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

1. The Company has been duly incorporated and is a corporation in existence under the laws of the State of North Carolina.

2. The Company has the corporate power and authority to execute and deliver each of the Base Indenture and the Supplemental Indenture and to perform its obligations thereunder (including the Guarantee).

3. The Company has duly authorized the execution and delivery of the Base Indenture and the Supplemental Indenture and the performance of its obligations thereunder (including the Guarantee), by all necessary corporate action. The Company has duly executed and delivered the Base Indenture and the Supplemental Indenture.

The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the offer or sale of the Securities, and we express no opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement, the Indenture or the Securities, or to the transactions contemplated thereby, solely because such law, rule or regulation is part of a regulatory regime applicable as a result of the specific assets or business operations of any such party.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to the filing of this opinion letter as an exhibit to a current report of the Company on Form 8-K and thereby incorporated by reference in the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

Rayonier Inc.

May 17, 2021

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.